Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-274580) on Form S-8 of SR Bancorp, Inc. of our report dated October 15, 2024, with respect to the consolidated financial statements of SR Bancorp, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2024.

/s/ Baker Tilly US, LLP

Iselin, New Jersey

October 15, 2024